SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: BELLATORE INVESTMENT TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                   560 S. Winchester Blvd., Suite 500, San Jose, California 95128

Telephone Number (including area code):   (408) 236-7667

Name and address of agent for service of process:

                                  Al Steele, 560 S. Winchester Blvd., Suite 500, San Jose, California 95128

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:     YES  ☒     NO  ☐

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of San Jose and State of California on the 28th day of December 2007.

Form N-8A
Bellatore Investment Trust
December 2007

 BELLATORE INVESTMENT TRUST

By: /S/ AL STEELE
Name: Al Steele
ts:  President

ATTEST:

By: /s/ JOY AUSILI
Name: Joy Ausili
Its: Trustee

Form N-8A
Bellatore Investment Trust
December 2007